EX-99.1

March 31, 1997

Mr. Robert Hancox                   Mr. Charles E. Miller, Jr.
Chairman and Chief                  President and Chief
Executive Officer                   Operating Officer
LaSalle Group, Inc.                 Consumers Acquisition Corp.
1822 Spruce Street                  1822 Spruce Street
Philadelphia, PA 19103              Philadelphia, PA 19103

RE:   Amendment to Agreement and Plan of Merger

Dear Bob and Charlie:

In accordance with Article V, Section 5.4 of the Agreement and Plan of Merger (the Agreement ), this letter serves to confirm in writing the agreement among Consumers Financial Corporation, LaSalle Group, Inc. and Consumers Acquisition Corp. to further extend the time period for the Closing to occur as set forth in Section 5.1(d) of the Agreement, as extended by the letter agreement among the parties dated January 8, 1997, from five (5) business days after the date of the Special Meeting of the Common Stock shareholders of Consumers Financial Corporation to April 30, 1997; provided that the Agreement shall not terminate if the Closing has not occurred due to a regulatory approval delay beyond the control of the parties, in which case any of the parties may request an extension reasonably necessary to obtain regulatory approval, and which consent may not be unreasonably withheld for an extension to a date prior to May 31,1997 after which time consent may be withheld for a further extension at the sole discretion of any party.

The parties further agree that Section 1.2(b)(i) be amended to provide as follows: (i) The Merger Consideration shall be increased or decreased by an amount equal to the difference between (x) Consumers Net Statutory Surplus (as defined below) at December 31, 1996 and (y) $7,010,623. The remaining provisions of Section 1.2(b)(i) shall remain in full force and effect.

The parties agree to take any additional action and prepare any documentation necessary to make effective these revisions to the Agreement, if so required. Please indicate your acknowledgment and agreement to the above revisions by signing in the space provided below.

Very truly yours,


/S/ James C. Robertson

Acknowledged and agreed to this 7th  day of April, 1997.

LASALLE GROUP, INC.                     CONSUMERS ACQUISITION CORP.

By /S/ Robert E. Hancox                 By /S/ Charles E. Miller, Jr.
      Robert E. Hancox                    Charles E. Miller, Jr.
      Chairman and Chief                  President and Chief
      Executive Officer                   Operating Officer